Exhibit 99.1

Date:	January 29, 2015	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact: James M. Farrell
HUBBELL REPORTS FOURTH QUARTER RESULTS;
NET SALES OF $848.8 MILLION AND EARNINGS PER DILUTED SHARE OF $1.38
SHELTON, CT. (January 29, 2015) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the fourth quarter ended December 31, 2014.
Net sales in the fourth quarter of 2014 were $848.8 million, an increase of 5% compared to the $806.6 million reported in the fourth quarter of 2013. Operating income was $126.1 million, or 14.9% of net sales, compared to $126.2 million, or 15.6% of net sales, for the comparable period of 2013. Net income in the fourth quarter of 2014 was $81.3 million, a decrease of less than 1% compared to the $82.0 million reported in the fourth quarter of 2013. Earnings per diluted share for the fourth quarter of 2014 were $1.38, including approximately five million of restructuring costs, compared to $1.38 reported in the fourth quarter of 2013. Free cash flow (defined as cash flow from operations less capital expenditures) was $135.5 million in the fourth quarter of 2014 versus $137.5 million reported in the comparable period of 2013.
Net sales for the full year 2014 were $3.4 billion, an increase of 6% compared to 2013. Operating income was $517.4 million, or 15.4% of net sales, compared to $507.6 million, or 15.9% of net sales, for the comparable period of 2013. Net income for the full year 2014 was $325.3 million, a decrease of 0.4% compared to the $326.5 million reported in 2013. Earnings per diluted share were $5.48 for the full year 2014 and $5.47 for the full year 2013. Free cash flow was $331.2 million compared to $323.0 million reported in 2013.

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OPERATIONS REVIEW
David G. Nord, Chairman, President and Chief Executive Officer, said, “Hubbell performed well in the fourth quarter as the organization remained focused on finishing the year strong and initiating our restructuring plans. Our sales increased 5% in the quarter with acquisitions contributing three percent to the growth. Earnings per diluted share were $1.38 which included approximately $0.06 of restructuring costs within our Electrical Segment. These actions provide an important foundation for future improvements and we are planning for an increased level of restructuring activity over the next year. I am also pleased to announce that we completed three acquisitions already in 2015. We have added two to the Electrical Segment, one that provides a product line addition to our commercial construction business while the other adds a market leading brand in one of our industrial businesses. The third acquisition will join the Power Segment and is a great addition to our existing product lines in transmission and substation switching. These acquisitions in aggregate are expected to add approximately $100 million in annual sales.”
Mr. Nord added “In reviewing the full year results, I am proud of numerous accomplishments. During 2014, the dividend was increased 12% and we invested approximately $290 million on a combination of acquisitions and share repurchases. In addition, we continued to invest in areas that support growth in the form of new product development and productivity initiatives. The organization has made great strides in making the One Hubbell strategy a reality and there is still tremendous opportunity in front of us. The year was not without challenges, particularly in our Lighting business, but I am confident that the actions we have begun in the fourth quarter as well as those being planned for 2015 will significantly improve this area.”

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on fourth quarter results in 2014 and 2013.
Electrical segment net sales in the fourth quarter of 2014 increased 3% to $605.4 million compared to $585.2 million reported in the fourth quarter of 2013. Acquisitions added 3% to sales in the quarter while the unfavorable impact of foreign currency translation reduced sales by 2%. Organic volume increased 2% due to strength in businesses that support the non-residential construction market partially offset by lower shipments of residential and high voltage test equipment. Compared to the fourth quarter of 2013, operating income decreased 5% to $81.7 million, or 13.5% of net sales. The decrease in operating income was primarily due to the approximate $5 million of restructuring costs recorded in the fourth quarter of 2014.

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Hubbell’s Power segment net sales in the fourth quarter of 2014 increased 10% to $243.4 million compared to $221.4 million reported in the fourth quarter of 2013. Acquisitions added 5% to sales in the quarter while unfavorable foreign currency translation and lower pricing each reduced sales by 1%. The 7% increase in organic volume was due to increased shipments of transmission and substation products. Compared to the fourth quarter of 2013, operating income increased 11% to $44.4 million. Operating margin in the fourth quarter of 2014 was 18.2%, compared to 18.1% reported in the comparable period of 2013. The increase in operating income and margin was primarily due to higher volume and productivity partially offset by unfavorable material costs and pricing.

SUMMARY & OUTLOOK

Mr. Nord commented, “As we look ahead, I am optimistic about the opportunities still in front of Hubbell. The team is energized to execute our strategic initiatives across the businesses which will continue to strengthen our ability to enhance shareholder value. The framework for our One Hubbell strategy is firmly established and provides the foundation for driving higher levels of performance in the future.”
Mr. Nord concluded, “Turning to our 2015 outlook, we expect overall sales to increase five to seven percent with acquisitions contributing between five and six percent. The third party forecasts for our end markets point to improving organic demand in all areas of our business with the notable exception of significantly weaker energy related markets. From a profitability standpoint, we are facing several headwinds including the impact of lower oil prices on our Harsh and Hazardous businesses and unfavorable foreign exchange rates. Despite these challenges, we are planning on offsetting those headwinds through productivity, increased restructuring actions and capital deployment for both acquisitions and share repurchases. We expect earnings per diluted share to be in the range of $5.35-$5.55 which includes approximately $0.25 of restructuring and related costs. Despite some near term challenges, we remain confident about the future prospects for our Company with our business model firmly in place and are working to capitalize on our strong balance sheet to create shareholder value.”

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results, completed and future acquisitions, restructuring actions, progress in our Lighting business, market conditions, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of

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forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements are based on the Company's reasonable current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2013.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2014 revenues of $3.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$848.8	$806.6	$3,359.4	$3,183.9
Cost of goods sold	573.5	535.7	2,250.4	2,113.4
Gross profit	275.3	270.9	1,109.0	1,070.5
Selling & administrative expenses	149.2	144.7	591.6	562.9
Operating income	126.1	126.2	517.4	507.6
Operating income as a % of Net sales	14.9%	15.6%	15.4%	15.9%
Interest expense, net	(8.1)	(7.5)	(30.1)	(29.5)
Other income (expense), net	0.3	(2.2)	(1.8)	(4.3)
Total other expense, net	(7.8)	(9.7)	(31.9)	(33.8)
Income before income taxes	118.3	116.5	485.5	473.8
Provision for income taxes	37.7	33.7	158.3	144.0
Net income	80.6	82.8	327.2	329.8
Less: Net income attributable to noncontrolling interest	(0.7)	0.8	1.9	3.3
Net income attributable to Hubbell	$81.3	$82.0	$325.3	$326.5
Earnings Per Share:
Basic	$1.39	$1.39	$5.51	$5.51
Diluted	$1.38	$1.38	$5.48	$5.47
Cash dividends per common share	$0.56	$0.50	$2.06	$1.85

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$653.9	$740.7
Short-term investments	7.8	10.1
Accounts receivable, net	469.8	440.9
Inventories, net	441.8	385.7
Deferred taxes and other	56.1	55.0
TOTAL CURRENT ASSETS	1,629.4	1,632.4
Property, plant and equipment, net	401.2	377.1
Investments	44.1	35.8
Goodwill	874.7	800.4
Intangible assets, net	322.8	286.6
Other long-term assets	50.6	54.9
TOTAL ASSETS	$3,322.8	$3,187.2
LIABILITIES AND EQUITY
Short-term debt	$1.4	$0.3
Accounts payable	244.0	225.9
Accrued salaries, wages and employee benefits	76.0	74.7
Accrued insurance	47.8	41.8
Other accrued liabilities	130.0	124.3
TOTAL CURRENT LIABILITIES	499.2	467.0
Long-term debt	597.6	597.2
Other non-current liabilities	290.3	208.2
TOTAL LIABILITIES	1,387.1	1,272.4
Hubbell Shareholders’ Equity	1,927.1	1,906.4
Noncontrolling interest	8.6	8.4
TOTAL EQUITY	1,935.7	1,914.8
TOTAL LIABILITIES AND EQUITY	$3,322.8	$3,187.2

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HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Numerator:
Net income attributable to Hubbell	$81.3	$82.0	$325.3	$326.5
Less: Earnings allocated to participating securities	0.3	0.2	0.9	1.0
Net income available to common shareholders	$81.0	$81.8	$324.4	$325.5
Denominator:
Average number of common shares outstanding	58.4	59.0	58.8	59.1
Potential dilutive shares	0.4	0.5	0.4	0.5
Average number of diluted shares outstanding	58.8	59.5	59.2	59.6
Earnings per Share:
Basic	$1.39	$1.39	$5.51	$5.51
Diluted	$1.38	$1.38	$5.48	$5.47

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Year Ended December 31,
	2014	2013
Cash Flows From Operating Activities
Net income attributable to Hubbell	$325.3	$326.5
Depreciation and amortization	79.2	70.6
Stock-based compensation expense	16.4	14.3
Deferred income taxes	30.3	13.3
Changes in working capital	(44.7)	(55.1)
Contributions to defined benefit pension plans	(23.5)	(3.2)
Other, net	8.5	15.4
Net cash provided by operating activities	391.5	381.8
Cash Flows From Investing Activities
Capital expenditures	(60.3)	(58.8)
Acquisition of businesses, net of cash acquired	(183.8)	(96.5)
Net change in investments	(5.5)	(0.6)
Other, net	7.0	4.8
Net cash used in investing activities	(242.6)	(151.1)
Cash Flows From Financing Activities
Short-term debt borrowings, net	1.2	0.3
Payment of dividends	(121.2)	(109.5)
Repurchase of common shares	(105.5)	(31.0)
Proceeds from exercise of stock options	2.5	2.4
Other, net	7.4	6.9
Net cash used in financing activities	(215.6)	(130.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(20.1)	(4.1)
(Decrease) increase in cash and cash equivalents	(86.8)	95.7
Cash and cash equivalents
Beginning of period	740.7	645.0
End of period	$653.9	$740.7

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Sales
Electrical	605.4	585.2	2,398.2	2,262.6
Power	243.4	221.4	961.2	921.3
Total Net Sales	$848.8	$806.6	$3,359.4	$3,183.9
Operating Income
Electrical	$81.7	$86.1	$337.9	$341.1
Power	44.4	40.1	179.5	166.5
Total Operating Income	$126.1	$126.2	$517.4	$507.6
Operating Income as a % of Net Sales
Electrical	13.5%	14.7%	14.1%	15.1%
Power	18.2%	18.1%	18.7%	18.1%
Total	14.9%	15.6%	15.4%	15.9%

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HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2014	December 31, 2013
Total Debt	$599.0	$597.5
Total Hubbell Shareholders’ Equity	1,927.1	1,906.4
Total Capital	$2,526.1	$2,503.9
Total Debt to Total Capital	24%	24%
Total Debt	$599.0	$597.5
Less: Cash and cash equivalents	(653.9)	(740.7)
Investments	(51.9)	(45.9)
Net Debt	$(106.8)	$(189.1)
Net Debt to Total Capital	(4)%	(8)%
Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.
Free Cash Flow Reconciliation

	Year Ended December 31,
	2014	2013
Net cash provided by operating activities	$391.5	$381.8
Less: Capital Expenditures	(60.3)	(58.8)
Free cash flow	$331.2	$323.0
Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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